Exhibit 99.1

GLOBAL PARTNERS LP

Contacts:

Thomas J. Hollister	Edward J. Faneuil
Chief Operating Officer and	Executive Vice President,
Chief Financial Officer	General Counsel and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners Signs Agreement with ExxonMobil to Purchase and Supply 190

Mobil Branded Gas Stations in New England

 Purchase Includes Supply Rights at Additional 31 Independently-Owned Mobil Stations;

Agreement Significantly Expands Global’s Position in Supply of Wholesale Transportation Fuels;

Partnership to Host Conference Call Today at 10:00 am (ET)

Waltham, Mass., May 25, 2010:  Global Partners LP (NYSE: GLP) (“the Partnership”) today announced the signing of an agreement with Exxon Mobil Corporation to purchase 190 Mobil branded retail gas stations in Massachusetts, Rhode Island and New Hampshire. The agreement includes the right to supply Mobil branded fuel to the stations as well as to an additional 31 Mobil stations owned and operated by independent dealers in those same states.

Of the 221 stations, 179 are located in Massachusetts, 22 in Rhode Island and 20 in New Hampshire.  All of the stations will continue to operate under the Mobil brand as part of a long-term branding agreement between ExxonMobil and Global Partners. The stations sold approximately 370 million gallons of gasoline and diesel fuel in 2009.

“This is a major milestone for Global Partners,” said Eric Slifka, the Partnership’s President and Chief Executive Officer.  “The purchase of these best-in-class assets achieves two important objectives for Global: expanding the transportation fuels component of our business and extending our presence in wholesale supply.  These Mobil sites are highly visible with high traffic counts, and situated on virtually non-replicable, prime locations.

“We believe that the strategic value of this transaction comes from the significant new stream of income we expect to generate by supplying these 221 locations in New England with gasoline and diesel fuel through our supply and terminaling system.  This transaction offers efficiencies and opportunities within our existing gasoline and diesel fuel wholesale supply business,” Slifka said.

“As a leading refined products terminaling and supply company in New England, Global Partners has been a valued ExxonMobil customer for nearly 50 years,” said Ben Soraci, ExxonMobil’s Director of U.S. Retail Sales.  “I’m pleased that Global is extending its resources, capabilities and commitment to meeting the needs of Mobil customers throughout Massachusetts, New Hampshire and Rhode Island.”

Global Partners intends to finance the purchase of the ExxonMobil assets with borrowings under the revolving credit agreement with its bank group and/or access to the capital markets.  Global Partners expects the transaction to be accretive in the first 12 months of operation with improving returns over time as the business potential of these assets is further realized.

Of the 190 stations being acquired by Global Partners, 42 are company operated and 148 are dealer operated.  Subject to approval of its independent directors, the Partnership intends to negotiate a contract for the management of the company-operated stations and the dealer relationships with Alliance Energy LLC, an experienced retail operator.  Alliance is approximately 95 percent owned by members of the Slifka family, who also own the General Partner of the Partnership.

“We look forward to working closely with the Mobil franchise dealers in providing competitively priced, safe, reliable, and quality Mobil transportation fuels throughout New England,” Slifka said.

ExxonMobil employees whose positions will be impacted by this sale will receive offers of employment from Global Partners or from Alliance Energy pending successful completion of pre-employment screening and continued satisfactory performance.  Employees of dealer-owned and/or operated stations are employed by the dealer, not ExxonMobil, and thus are not impacted by this change of ownership. Additionally, ExxonMobil Fleet employees are not included in the transaction.

The purchase is subject to customary regulatory approvals and various other customary commercial closing conditions, and is expected to be completed by year end 2010.

Conference Call

Management will discuss today’s announcement in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	877-407-5790 (U.S. and Canada)

201-689-8328 (International)

The call also will be webcast live and archived on the Global Partners’ website, www.globalp.com.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls or has access to one of the largest terminal networks of refined petroleum products in the Northeast.  The Partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the New England states and New York. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may, “ “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “foresee,” “continue,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements. Forward-looking statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause future results to be materially different from the results stated or implied in this news release. For additional information about risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent filings the Partnership makes with the Securities and Exchange Commission. Developments in any of these areas could cause Global Partners LP’s results to differ materially from results that have been or may be anticipated or projected. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date of this news release or, in the case of forward-looking statements, contained in any document incorporated by reference, the date of such document, and Global Partners LP expressly disclaims any obligation or undertaking to update these statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

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